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                                                                 EXHIBIT 4(b)

                           NATURE'S SUNSHINE PRODUCTS, INC.

                                STOCK OPTION AGREEMENT

    THIS STOCK OPTION AGREEMENT (this "Agreement") is dated as of the ____th day of __________, 199__ (the "Award Date"), between NATURE'S SUNSHINE PRODUCTS, INC., a Utah corporation (the "Corporation"), and _________________ ("Employee").

    A. The Corporation has adopted, subject to the approval of the shareholders of the Corporation, the Nature's Sunshine Products, Inc. 1995 Stock Option Plan (the "Plan"); and

    B. Pursuant to the Plan and as evidenced by this Agreement, the Corporation has granted to Employee a certain stock option, defined in
Section 1, hereof, which option is not intended as and shall not be deemed to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code, as may be amended.

    NOW, THEREFORE, in consideration of services rendered and to be rendered by Employee for the Corporation, the Corporation and Employee hereby agree to the provisions set forth herein.

    1. OPTION GRANTED. This Agreement evidences the grant to Employee, as of the Award Date, subject to shareholder approval of the Plan, of an option to purchase an aggregate of __________________ (______) shares of Common Stock under the Plan subject to adjustment as provided in the Plan (the "Option").

    2. EXERCISE PRICE. The Option entitles Employee to purchase all or any portion of the Option shares at a price per share of_______________DOLLARS
AND   ______ CENTS ($_____), exercisable from time to time, subject to the provisions of this Agreement and the Plan. Such price is the Fair Market Value of the shares on the Award Date.

    3. EXERCISABILITY OF OPTION. The Option may be exercised beginning on _____________________________________. To the extent Employee does not in any year purchase all or any portion of the shares to which Employee is entitled to purchase, Employee has the cumulative right thereafter to purchase any shares not so purchased and such right shall continue until the Option terminates. When the Option terminates for any reason, no additional shares may be purchased under this Option.

    4. TERMINATION OF OPTION. The Option shall terminate and be of no further force or effect upon ANY of the following:

    (i)  the tenth annual anniversary of the Award Date;

    (ii) three months (or such later date as the Committee may in its sole discretion specify) after termination of Employee's employment with the Corporation for any reason other than for cause (as determined by the Committee in its sole discretion), or Employee's death or disability (as determined by the Committee in its sole discretion);

    (iii) on the date of termination of Employee's employment with the Corporation if such termination is for cause (as determined by the Committee in its sole discretion);

    (iv) twelve months after termination of Employee's employment with the Corporation because of Employee's disability (as determined by the Committee in its sole discretion); or

    (vi)  twelve months after Employee's death.

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    5.   SECURITIES LAWS.  The Committee may from time to time impose such conditions on the exercise of the Option as it deems necessary or advisable to ensure that rights granted under the Plan satisfy the requirements of applicable federal and state securities laws. Such conditions may include, without limitation, the partial or complete suspension of the right to exercise the Option.

    6. NONTRANSFERABILITY OF OPTION. The Option may not be transferred or assigned by Employee or exercised by anyone other than Employee except pursuant to (i) Employee's will, (ii) applicable laws of descent and distribution, or (iii) a QDRO.

    7. INTERPRETATION. The Option and this Agreement are subject to, and the Corporation and Employee hereby agree to be bound by, all of the provisions of the Plan. Such provisions are incorporated herein and made a part hereof by this reference. Employee acknowledges receiving a copy of the Plan. Capitalized terms not otherwise defined in this Agreement shall have the meaning assigned to such terms in the Plan.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Corporation:  Nature's Sunshine Products, Inc.

              By
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              Title
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Employee:     ------------------------------------------
              (Signature)


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              (Address)


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              (City, State, Zip Code)



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